Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)
	2011	2010
(dollar amounts in thousands, except number of shares)	June 30,	December 31,	June 30,
Assets
Cash and due from banks	$983,882	$847,888	$1,125,776
Interest-bearing deposits in banks	116,698	135,038	289,468
Trading account securities	98,771	185,404	106,858
Loans held for sale
(includes $222,880, $754,117 and $404,817 respectively, measured at fair value) (1)	224,860	793,285	777,843
Available-for-sale and other securities	8,099,716	9,895,244	8,803,718
Held-to-maturity securities	670,478	—	—
Loans and leases (includes $400,935, $522,717 and $657,213 respectively, measured at fair value) (2)	39,126,452	38,106,507	36,969,695
Allowance for loan and lease losses	(1,071,126)	(1,249,008)	(1,402,160)
Net loans and leases	38,055,326	36,857,499	35,567,535
Bank owned life insurance	1,480,203	1,458,224	1,436,433
Premises and equipment	528,590	491,602	492,859
Goodwill	444,268	444,268	444,268
Other intangible assets	201,864	228,620	258,811
Accrued income and other assets	2,145,383	2,482,570	2,467,269
Total assets	$53,050,039	$53,819,642	$51,770,838
Liabilities and shareholders' equity
Liabilities
Deposits	$41,402,355	$41,853,898	$39,848,507
Short-term borrowings	2,022,946	2,040,732	1,093,218
Federal Home Loan Bank advances	220,224	172,519	599,798
Other long-term debt (includes $231,017, $356,089 and $494,512 respectively, measured at fair value) (2)	1,635,247	2,144,092	2,569,934
Subordinated notes	1,496,461	1,497,216	1,195,210
Accrued expenses and other liabilities	1,020,163	1,130,643	1,025,735
Total liabilities	47,797,396	48,839,100	46,332,402
Shareholders' equity
Preferred stock - authorized 6,617,808 shares;
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	—	—	1,333,433
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507	362,507
Common stock	8,643	8,642	7,175
Capital surplus	7,588,248	7,630,093	6,739,069
Less treasury shares, at cost	(9,357)	(8,771)	(9,235)
Accumulated other comprehensive loss	(122,543)	(197,496)	(84,398)
Retained (deficit) earnings	(2,574,855)	(2,814,433)	(2,910,115)
Total shareholders' equity	5,252,643	4,980,542	5,438,436
Total liabilities and shareholders' equity	$53,050,039	$53,819,642	$51,770,838
Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000	1,500,000,000
Common shares issued	864,310,281	864,195,369	717,487,003
Common shares outstanding	863,323,099	863,319,435	716,622,592
Treasury shares outstanding	987,182	875,934	864,411
Preferred shares issued	1,967,071	1,967,071	1,967,071
Preferred shares outstanding	362,507	362,507	1,760,578

(1)	Amounts represent loans for which Huntington has elected the fair value option. See Note 13.
(2)	Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option. See Note 15.

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands, except per share amounts)	2011	2010	2011	2010
Interest and fee income
Loans and leases
Taxable	$428,266	$467,268	$862,227	$946,389
Tax-exempt	3,028	1,302	5,731	2,015
Available-for-sale and other securities
Taxable	54,603	59,614	112,254	118,601
Tax-exempt	2,320	2,859	5,196	5,950
Held-to-maturity securities - taxable	1,287	—	1,287	—
Other	2,633	4,610	7,319	9,477
Total interest income	492,137	535,653	994,014	1,082,432
Interest expense
Deposits	68,304	114,822	144,100	243,124
Short-term borrowings	856	515	1,805	991
Federal Home Loan Bank advances	215	1,035	435	2,247
Subordinated notes and other long-term debt	19,425	19,625	40,007	42,521
Total interest expense	88,800	135,997	186,347	288,883
Net interest income	403,337	399,656	807,667	793,549
Provision for credit losses	35,797	193,406	85,182	428,414
Net interest income after provision for credit losses	367,540	206,250	722,485	365,135
Service charges on deposit accounts	60,675	75,934	114,999	145,273
Mortgage banking income	23,835	45,530	46,519	70,568
Trust services income	30,392	28,399	61,134	56,164
Electronic banking income	31,728	28,107	60,514	53,244
Insurance income	16,399	18,074	34,344	36,934
Brokerage income	20,819	18,424	41,330	35,326
Bank owned life insurance income	17,602	14,392	32,421	30,862
Automobile operating lease income	7,307	11,842	16,154	24,145
Net gains on sales of investment securities	1,689	2,980	5,894	9,410
Impairment losses on investment securities:
Impairment recoveries (losses) on investment securities	1,218	5,193	11,094	(3,207)
Noncredit-related (recoveries) losses on securities not expected to be sold (recognized in other comprehensive income)	(1,400)	(8,017)	(15,441)	(6,078)
Net impairment losses on investment securities	(182)	(2,824)	(4,347)	(9,285)
Other income	45,503	28,785	83,750	57,854
Total noninterest income	255,767	269,643	492,712	510,495
Personnel costs	218,570	194,875	437,598	378,517
Outside data processing and other services	43,889	40,670	84,171	79,752
Net occupancy	26,885	25,388	55,321	54,474
Deposit and other insurance expense	23,823	26,067	41,719	50,822
Professional services	20,080	24,388	33,545	47,085
Equipment	21,921	21,585	44,398	42,209
Marketing	20,102	17,682	36,997	28,835
Amortization of intangibles	13,386	15,141	26,756	30,287
OREO and foreclosure expense	4,398	4,970	8,329	16,500
Automobile operating lease expense	5,434	9,667	12,270	19,733
Other expense	29,921	33,377	78,004	63,689
Total noninterest expense	428,409	413,810	859,108	811,903
Income before income taxes	194,898	62,083	356,089	63,727
Provision (benefit) for income taxes	48,980	13,319	83,725	(24,774)
Net income	145,918	48,764	272,364	88,501
Dividends on preferred shares	7,704	29,426	15,407	58,783
Net income applicable to common shares	$138,214	$19,338	$256,957	$29,718
Average common shares - basic	863,358	716,580	863,358	716,450
Average common shares - diluted	867,469	719,387	867,353	718,990
Per common share:
Net income - basic	$0.16	$0.03	$0.30	$0.04
Net income - diluted	0.16	0.03	0.30	0.04
Cash dividends declared	0.01	0.01	0.02	0.02
See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders' Equity
(Unaudited)
	Preferred Stock									Accumulated Other	Retained
(All amounts in thousands,	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Six Months Ended June 30, 2010
Balance, beginning of period	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002
Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax of $3,980										(4,249)	(3,462)	(7,711)
Balance, beginning of period - as adjusted	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	(161,234)	$(2,925,488)	$5,328,291
Comprehensive Income:
Net income											88,501	88,501
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold										3,951		3,951
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains										69,779		69,779
Unrealized gains (losses) on cash flow hedging derivatives										774		774
Change in accumulated unrealized losses for pension and other post- retirement obligations										2,332		2,332
Total comprehensive loss												165,337
Issuance of common stock					537	5	2,264					2,269
Preferred Series B stock discount accretion		8,425									(8,425)	—
Cash dividends declared:
Common ($0.02 per share)											(14,332)	(14,332)
Preferred Series B ($25.00 per share)											(34,952)	(34,952)
Preferred Series A ($42.50 per share)											(15,406)	(15,406)
Recognition of the fair value of share-based compensation							6,609					6,609
Other share-based compensation activity					209	3	199				(22)	180
Other							(1,799)	116	2,230		9	440
Balance, end of period	1,398	$1,333,433	363	$362,507	717,487	$7,175	$6,739,069	(864)	$(9,235)	$(84,398)	$(2,910,115)	$5,438,436

Six Months Ended June 30, 2011
Balance, beginning of period	—	$—	363	$362,507	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542
Comprehensive Income:
Net income											272,364	272,364
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold										10,037		10,037
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains										57,504		57,504
Unrealized gains (losses) on cash flow hedging derivatives										2,212		2,212
Change in accumulated unrealized losses for pension and other post- retirement obligations										5,200		5,200
Total comprehensive income												347,317
Repurchase of warrants convertible to common stock							(49,100)					(49,100)
Cash dividends declared:
Common ($0.02 per share)											(17,269)	(17,269)
Preferred Series A ($42.50 per share)											(15,407)	(15,407)
Recognition of the fair value of share-based compensation							7,523					7,523
Other share-based compensation activity					115	1	56				(40)	17
Other							(324)	(111)	(586)		(70)	(980)
Balance, end of period	—	$—	363	$362,507	864,310	$8,643	$7,588,248	(987)	$(9,357)	$(122,543)	$(2,574,855)	$5,252,643

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
	June 30,
(dollar amounts in thousands)	2011	2010
Operating activities
Net income	$272,364	$88,501
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	85,182	428,414
Depreciation and amortization	142,800	135,957
Change in current and deferred income taxes	40,889	123,436
Net sales (purchases) of trading account securities	86,633	(23,201)
Originations of loans held for sale	(1,093,814)	(1,336,732)
Principal payments on and proceeds from loans held for sale	1,612,097	1,383,151
Securities (gains) losses	(1,547)	(125)
Other, net	45,751	(14,752)
Net cash provided by (used for) operating activities	1,190,355	784,649
Investing activities
Increase (decrease) in interest bearing deposits in banks	9,471	18,042
Proceeds from:
Maturities and calls of available-for-sale and other securities	1,054,306	1,691,002
Maturities of held-to-maturity securities	2,738	—
Sales of available-for-sale and other securities	2,697,629	2,303,397
Purchases of available-for-sale and other securities	(2,342,790)	(3,985,907)
Purchases of held-to-maturity securities	(204,040)	—
Net proceeds from sales of loans	305,950	199,196
Net loan and lease activity, excluding sales	(1,602,756)	(814,944)
Proceeds from sale of operating lease assets	36,184	11,783
Purchases of premises and equipment	(71,827)	(32,121)
Proceeds from sales of other real estate	40,060	44,888
Other, net	122	1,442
Net cash provided by (used for) investing activities	(74,953)	(563,222)
Financing activities
Increase (decrease) in deposits	(456,356)	(650,432)
Increase (decrease) in short-term borrowings	17,698	166,533
Maturity/redemption of subordinated notes	(5,000)	(83,870)
Proceeds from Federal Home Loan Bank advances	200,000	450,000
Maturity/redemption of Federal Home Loan Bank advances	(152,397)	(19,317)
Maturity/redemption of long-term debt	(501,575)	(415,484)
Repurchase of Warrant to the Treasury	(49,100)	—
Dividends paid on preferred stock	(15,407)	(50,358)
Dividends paid on common stock	(17,244)	(14,247)
Other, net	(27)	180
Net cash provided by (used for) financing activities	(979,408)	(616,995)
Increase (decrease) in cash and cash equivalents	135,994	(395,568)
Cash and cash equivalents at beginning of period	847,888	1,521,344
Cash and cash equivalents at end of period	$983,882	$1,125,776
Supplemental disclosures:
Income taxes paid (refunded)	$42,817	$(148,210)
Interest paid	221,191	309,420
Non-cash activities
Dividends accrued, paid in subsequent quarter	15,941	23,390

See Notes to Unaudited Condensed Consolidated Financial Statements.

Huntington Bancshares Incorporated
Notes to Unaudited Condensed Consolidated Financial Statements

1.  BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented.  These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted.  The Notes to Consolidated Financial Statements appearing in Huntington’s 2010 Annual Report on Form 10-K (2010 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2.  ACCOUNTING STANDARDS UPDATE

Accounting Standards Update (ASU) 2010-6 – Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements.  New disclosures include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers.  In addition, the reconciliation for level 3 activity is required on a gross rather than net basis.  The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques.  The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which is effective for annual or interim reporting periods beginning after December 15, 2010 (See Note 13).

ASU 2010-20 – Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  The ASU requires expanded disclosure about the credit quality of the loan portfolio in the notes to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how the lender develops its ACL and how it manages its credit exposure.  The disclosures related to period-end balances are effective for annual or interim reporting periods ending after December 15, 2010, and were first included in the 2010 Form 10-K. The disclosures of activity that occurs during the reporting period are effective for annual or interim reporting periods beginning after December 15, 2010 (See Note 3).

ASU 2011-02 — Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The ASU amends Subtopic 310-40 to clarify existing guidance related to a creditor’s evaluation of whether a restructuring of debt is considered a TDR.  The amendments add additional clarity in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties.  The updated guidance and related disclosure requirements are effective for financial statements issued for the first interim or annual period beginning on or after June 15, 2011, and should be applied retroactively to the beginning of the annual period of adoption.  As a result of applying these amendments, Huntington may identify receivables that are considered newly impaired.  For the purposes of measuring impairment on those receivables, Huntington would apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011.   Management is currently evaluating the impact of the guidance on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-03 — Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements.  The ASU amends Topic 860 to remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion.  The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted.  Management does not believe the amendment will have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance.  Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements.  Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively.  Early adoption is permitted.  Management does not believe the principle amendments will have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income.  The ASU amends Topic 220 to require an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.  The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation.  The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011.   The amendments should be applied retrospectively.   Early adoption is permitted.

3.  LOANS / LEASES AND ALLOWANCE FOR CREDIT LOSSES

Loan and Lease Portfolio Composition

The following table provides a detail listing of Huntington’s loan and lease portfolio at June 30, 2011, December 31, 2010, and June 30, 2010:

	June 30,	December 31,	June 30,
(dollar amounts in thousands)	2011	2010	2010

Loans and leases:
Commercial and industrial	$13,544,366	$13,063,293	$12,392,309
Commercial real estate	6,164,084	6,651,156	7,183,817
Automobile	6,190,245	5,614,711	4,846,566
Home equity	7,952,350	7,713,154	7,510,393
Residential mortgage	4,751,083	4,500,366	4,354,287
Other consumer	524,324	563,827	682,323
Loans and leases	39,126,452	38,106,507	36,969,695
Allowance for loan and lease losses	(1,071,126)	(1,249,008)	(1,402,160)
Net loans and leases	$38,055,326	$36,857,499	$35,567,535

As shown in the table above, the primary loan and lease portfolios are:  C&I, CRE, automobile, home equity, residential mortgage, and other consumer.  For ACL purposes, these portfolios are further disaggregated into classes.  The classes within the C&I portfolio are: owner occupied and other C&I.  The classes within the CRE portfolio are:  retail properties, multi family, office, industrial and warehouse, and other CRE.  The classes within the home equity portfolio are: first-lien loans and second-lien loans.  The automobile, residential mortgage, and other consumer portfolios are not further segregated into classes.

Pledged Loans and Leases

The Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati.  As of June 30, 2011, these borrowings and advances are secured by $17.3 billion of loans and securities.

Franklin Relationship

Franklin is a specialty consumer finance company.  On March 31, 2009, Huntington entered into a transaction with Franklin in which a Huntington wholly-owned REIT subsidiary (REIT) exchanged certain noncontrolling equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly-owned subsidiary of Franklin.  The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for the Franklin commercial loans.

During the 2011 second quarter, Franklin’s equity interests in REIT were voluntarily surrendered in return for a reduction of a portion of defaulted commercial loans as a result of a default under the Legacy Credit Agreement.   As of June 30, 2011, Franklin does not own any equity interests in REIT.

Loan Purchases and Sales

The following table summarizes significant portfolio loan purchase and sale activity for the six-month period ended June 30, 2011:

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total
(dollar amounts in thousands)

Portfolio loans purchased during the:
Three-month period ended June 30, 2011	$—	$—	$—	$—	$—	$—	$—
Six-month period ended June 30, 2011	—	—	—	—	—	—	—

Portfolio loans with allowance sold or transferred to loans held for sale during the:
Three-month period ended June 30, 2011	—	—	—	—	87,215	—	87,215
Six-month period ended June 30, 2011	—	—	—	—	87,215	—	87,215

Portfolio loans without allowance sold or transferred to loans held for sale during the:
Three-month period ended June 30, 2011	69,483	8,330	—	—	—	—	77,813
Six-month period ended June 30, 2011	155,482	56,123	—	—	83,542	—	295,147

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

All classes within the C&I and CRE portfolios are placed on nonaccrual status at 90-days past due.  Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest.  First-lien and second-lien home equity portfolio are placed on nonaccrual status at 150-days past due and 120-days past due, respectively.  Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due.  For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Regarding all classes within all portfolios, when, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, and the loan has been brought current with respect to principal and interest, the loan or lease is returned to accrual status.  For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

The following table presents NALs by loan class:

	2011	2010
(dollar amounts in thousands)	June 30,	December 31,

Commercial and industrial:
Owner occupied	$113,211	$138,822
Other commercial and industrial	116,116	207,898
Total commercial and industrial	229,327	346,720

Commercial real estate:
Retail properties	51,354	96,644
Multi family	42,467	44,819
Office	38,943	47,950
Industrial and warehouse	54,621	39,770
Other commercial real estate	104,115	134,509
Total commercial real estate	291,500	363,692

Automobile	—	—
Home equity:
Secured by first-lien	14,897	10,658
Secured by second-lien	18,648	11,868
Residential mortgage	59,853	45,010
Other consumer	—	—
Total nonaccrual loans	$614,225	$777,948

The following table presents an aging analysis of loans and leases, including past due loans, by loan class: (1)

June 30, 2011
(dollar amounts in thousands)	Past Due					Total Loans and	90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	Leases	and accruing

Commercial and industrial:
Owner occupied	$16,087	$9,357	$67,787	$93,231	$3,777,056	$3,870,287	$—
Other commercial and industrial	16,229	9,334	71,642	97,205	9,576,874	9,674,079	—
Total commercial and industrial	$32,316	$18,691	$139,429	$190,436	$13,353,930	$13,544,366	$—

Commercial real estate:
Retail properties	$6,129	$6,036	$39,315	$51,480	$1,626,467	$1,677,947	$—
Multi family	8,227	1,358	29,057	38,642	1,020,775	1,059,417	—
Office	4,096	2,065	31,930	38,091	978,582	1,016,673	—
Industrial and warehouse	4,673	-	31,232	35,905	737,324	773,229	—
Other commercial real estate	5,320	3,020	78,922	87,262	1,549,556	1,636,818	—
Total commercial real estate	$28,445	$12,479	$210,456	$251,380	$5,912,704	$6,164,084	$—

Automobile	$38,764	9,314	$4,419	$52,497	$6,137,748	$6,190,245	$4,419
Home equity:
Secured by first-lien	14,215	8,302	23,206	45,723	3,352,931	3,398,654	8,309
Secured by second-lien	29,936	16,571	27,790	74,297	4,479,399	4,553,696	9,142
Residential mortgage	141,599	37,854	164,806	344,259	4,406,824	4,751,083	110,954	(2)
Other consumer	7,644	2,458	1,808	11,910	512,414	524,324	1,808

December 31, 2010
(dollar amounts in thousands)	Past Due					Total Loans and	90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	Leases	and accruing

Commercial and industrial:
Owner occupied	$16,393	$9,084	$80,114	$105,591	$3,717,872	$3,823,463	$—
Other commercial and industrial	34,723	35,698	110,491	180,912	9,058,918	9,239,830	—
Total commercial and industrial	$51,116	$44,782	$190,605	$286,503	$12,776,790	$13,063,293	$—

Commercial real estate:
Retail properties	$23,726	$694	$72,856	$97,276	$1,664,941	$1,762,217	$—
Multi family	8,993	8,227	31,519	48,739	1,072,877	1,121,616	—
Office	20,888	6,032	36,401	63,321	1,059,806	1,123,127	—
Industrial and warehouse	4,073	7,782	13,006	24,861	828,091	852,952	—
Other commercial real estate	45,792	9,243	91,718	146,753	1,644,491	1,791,244	—
Total commercial real estate	$103,472	$31,978	$245,500	$380,950	$6,270,206	$6,651,156	$—

Automobile	$47,981	12,246	$7,721	$67,948	$5,546,763	$5,614,711	$7,721
Home equity:
Secured by first-lien	14,810	8,166	18,630	41,606	2,999,146	3,040,752	7,972
Secured by second-lien	36,488	16,551	27,392	80,431	4,591,971	4,672,402	15,525
Residential mortgage	115,290	57,580	197,280	370,150	4,130,216	4,500,366	152,271	(3)
Other consumer	7,204	2,280	2,456	11,940	551,887	563,827	2,456
(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	Includes $76,979 thousand guaranteed by the U.S. government.
(3)	Includes $98,288 thousand guaranteed by the U.S. government.

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL.  The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio.  These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans, particularly loans secured by retail properties; and the amount of C&I loans to businesses in areas of Ohio and Michigan that have historically experienced less economic growth compared with other footprint markets.   Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance.  Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans.

The ALLL consists of two components: (1) the transaction reserve, which includes specific reserves related to loans considered to be impaired and loans involved in troubled debt restructurings, and (2) the general reserve.   The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each C&I and CRE loan greater than $1 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system.  The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month calculation period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics.  The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of economic reserve and risk-profile reserve components.  The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance.  The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL.  The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments.  The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The following table presents ALLL and AULC activity by portfolio segment for the three-month and six-month periods ended June 30, 2011:

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total
(dollar amounts in thousands)

Three-month period ended June 30, 2011:

ALLL balance, beginning of period	$299,563	$511,068	$50,862	$149,371	$96,741	$25,621	$1,133,226
Loan charge-offs	(28,230)	(40,723)	(6,877)	(27,359)	(17,330)	(8,182)	(128,701)
Recoveries of loans previously charged-off	9,526	13,128	4,622	1,918	875	1,098	31,167
Provision for loan and lease losses	157	(19,599)	6,821	22,514	20,220	6,835	36,948
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(1,514)	—	(1,514)

ALLL balance, end of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126

AULC balance, beginning of period	$30,706	$8,433	$—	$2,241	$1	$830	$42,211
Provision for unfunded loan commitments and letters of credit	635	(1,801)	—	8	—	7	(1,151)

AULC balance, end of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060

ACL balance, end of period	$312,357	$470,506	$55,428	$148,693	$98,993	$26,209	$1,112,186

Six-month period ended June 30, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(81,965)	(117,371)	(16,852)	(55,682)	(40,351)	(15,487)	(327,708)
Recoveries of loans previously charged-off	21,070	22,093	9,885	3,526	4,964	3,553	65,091
Provision for loan and lease losses	1,297	(29,099)	12,907	47,970	42,604	10,570	86,249
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(1,514)	—	(1,514)

ALLL balance, end of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	(1,385)	474	—	(99)	—	(57)	(1,067)

AULC balance, end of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060

ACL balance, end of period	$312,357	$470,506	$55,428	$148,693	$98,993	$26,209	$1,112,186

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred.  Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due.  Automobile loans and other consumer loans are charged-off at 120-days past due.  First-lien and second-lien home equity loans are charged-off to the estimated fair value of the collateral at 150-days past due and 120-days past due, respectively.  Residential mortgages are charged-off to the estimated fair value of the collateral at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = Potentially weak loans.  The credit risk may be relatively minor yet represent a risk given certain specific circumstances.  If the potential weaknesses are not monitored or mitigated, the asset may weaken or inadequately protect Huntington’s position in the future.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan.  These loans have identified weaknesses that could hinder normal repayment or collection of the debt.  It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans.  Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is generally based on the borrower’s most recent credit bureau score (FICO), which we update quarterly.  A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus.  The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers.  The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of lower credit risk.

The following table presents loan and lease balances by credit quality indicator:

June 30, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in millions)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,407	$121	$341	$1	$3,870
Other commercial and industrial	9,022	203	442	7	9,674
Total commercial and industrial	$12,429	$324	$783	$8	$13,544

Commercial real estate:
Retail properties	$1,382	$101	$195	$—	$1,678
Multi family	878	60	121	—	1,059
Office	835	99	83	—	1,017
Industrial and warehouse	650	32	91	—	773
Other commercial real estate	1,154	126	355	2	1,637
Total commercial real estate	$4,899	$418	$845	$2	$6,164

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,889	$2,489	$689	$123	$6,190
Home equity:
Secured by first-lien	1,916	1,166	306	10	3,398
Secured by second-lien	2,192	1,719	642	1	4,554
Residential mortgage	2,205	1,635	743	168	4,751
Other consumer	197	221	90	16	524

December 31, 2010
	Credit Risk Profile by UCS classification
(dollar amounts in millions)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,265	$159	$393	$6	$3,823
Other commercial and industrial	8,435	265	525	15	9,240
Total commercial and industrial	$11,700	$424	$918	$21	$13,063

Commercial real estate:
Retail properties	$1,284	$128	$350	$—	$1,762
Multi family	899	79	144	—	1,122
Office	868	122	133	—	1,123
Industrial and warehouse	668	72	113	—	853
Other commercial real estate	1,221	88	481	1	1,791
Total commercial real estate	$4,940	$489	$1,221	$1	$6,651

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,516	$2,267	$725	$107	$5,615
Home equity:
Secured by first-lien	1,644	1,082	314	1	3,041
Secured by second-lien	2,224	1,768	679	1	4,672
Residential mortgage	1,978	1,580	796	146	4,500
Other consumer	207	235	102	20	564

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1 million or greater are evaluated on a quarterly basis for impairment.  Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.  This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent.  When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount.  When the contractual interest rate is variable, the effective interest rate of the loan changes over time.  A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired.  Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve if there is a significant change in either of those bases.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt.  Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms.  Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.  Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following table presents summarized data for impaired loans and the related ALLL by portfolio segment:

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at June 30, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$36,307	$61,445	$994	$1,511	$14,974	$527	$115,758
Attributable to loans collectively evaluated for impairment	244,709	402,429	54,434	144,933	84,018	24,845	955,368
Total ALLL balance at June 30, 2011	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126

ALLL associated with portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans and Leases at June 30, 2011:
(dollar amounts in thousands)

Portion of loans and leases at June 30, 2011:

Individually evaluated for impairment	165,909	394,930	29,059	37,067	334,150	8,910	970,025
Collectively evaluated for impairment	13,378,457	5,769,154	6,161,186	7,915,283	4,416,933	515,414	38,156,427
Total loans evaluated for impairment	$13,544,366	$6,164,084	$6,190,245	$7,952,350	$4,751,083	$524,324	$39,126,452

Portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at December 31, 2010
(dollar amounts in thousands)

Portion of ALLL balance at December 31, 2010:

Attributable to loans individually evaluated for impairment	$63,307	$65,130	$1,477	$1,498	$11,780	$668	$143,860
Attributable to loans collectively evaluated for impairment	277,307	523,121	48,011	149,132	81,509	26,068	1,105,148
ALLL balance at December 31, 2010:	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008

ALLL associated with portfolio loans acquired with deteriorated credit quality	$—	$-	$-	$-	$-	$-	$-

Loans and Leases at December 31, 2010:
(dollar amounts in thousands)

Portion of loans and leases at December 31, 2010:

Individually evaluated for impairment	198,120	310,668	29,764	37,257	334,207	9,565	919,581
Collectively evaluated for impairment	12,865,173	6,340,488	5,584,947	7,675,897	4,166,159	554,262	37,186,926
Total loans evaluated for impairment	$13,063,293	$6,651,156	$5,614,711	$7,713,154	$4,500,366	$563,827	$38,106,507

Portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

The following tables present detailed impaired loan information by class: (1), (2)

				Three Months Ended		Six Months Ended
	June 30, 2011			June 30, 2011		June 30, 2011
		Unpaid			Interest		Interest
(dollar amounts in thousands)	Ending Balance	Principal Balance	Related Allowance	Average Balance	Income Recognized	Average Balance	Income Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$1,762	$1,976	$-	$4,863	$11	$8,540	$17
Other commercial and industrial	4,511	4,740	-	6,303	86	7,491	125
Total commercial and industrial	$6,273	$6,716	$-	$11,166	$97	$16,031	$142

Commercial real estate:
Retail properties	$24,501	$40,136	$-	$13,465	$13	$16,790	$13
Multi family	13,788	14,348	-	14,401	155	11,332	311
Office	3,305	3,639	-	1,937	-	1,935	-
Industrial and warehouse	3,940	3,952	-	2,383	5	2,584	5
Other commercial real estate	32,347	66,065	-	25,637	161	25,202	358
Total commercial real estate	$77,881	$128,140	$-	$57,823	$334	$57,843	$687

Automobile	$-	$-	$-	$-	$-	$-	$-
Home equity:
Secured by first-lien	-	-	-	-	-	-	-
Secured by second-lien	-	-	-	-	-	-	-
Residential mortgage	-	-	-	-	-	-	-
Other consumer	-	-	-	-	-	-	-

With an allowance recorded:
Commercial and industrial:
Owner occupied	$57,220	$82,153	$11,025	$57,007	$648	$64,712	$862
Other commercial and industrial	102,416	139,282	25,282	97,528	824	106,087	1,301
Total commercial and industrial	$159,636	$221,435	$36,307	$154,535	$1,472	$170,799	$2,163

Commercial real estate:
Retail properties	$89,801	$115,219	$14,826	$101,804	$731	$94,802	$1,111
Multi family	26,070	30,532	4,449	28,600	264	33,078	495
Office	24,996	41,298	4,686	29,746	37	29,210	143
Industrial and warehouse	59,781	69,742	14,418	44,774	251	40,595	422
Other commercial real estate	116,401	151,593	23,066	83,647	542	76,843	637
Total commercial real estate	$317,049	$408,384	$61,445	$288,571	$1,825	$274,528	$2,808

Automobile	$29,059	$29,059	$994	$29,335	$647	$29,478	$1,307
Home equity:
Secured by first-lien	22,835	22,835	678	22,851	236	22,085	462
Secured by second-lien	14,232	14,232	833	15,542	176	15,930	363
Residential mortgage	334,150	356,418	14,974	342,576	3,353	338,535	6,810
Other consumer	8,910	8,910	527	9,041	161	9,216	332

	December 31, 2010
(dollar amounts in thousands)	Ending Balance	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$13,750	$26,603	$—
Other commercial and industrial	11,127	22,688	—
Total commercial and industrial	$24,877	$49,291	$—

Commercial real estate:
Retail properties	$31,972	$67,487	$—
Multi family	5,058	5,675	—
Office	2,270	3,562	—
Industrial and warehouse	3,305	6,912	—
Other commercial real estate	26,807	58,996	—
Total commercial real estate	$69,412	$142,632	$—

Automobile	$—	$—	$—
Home equity:
Secured by first-lien	—	—	—
Secured by second-lien	—	—	—
Residential mortgage	—	—	—
Other consumer	—	—	—

With an allowance recorded:
Commercial and industrial:
Owner occupied	$63,951	$85,279	$14,322
Other commercial and industrial	109,292	154,424	48,986
Total commercial and industrial	$173,243	$239,703	$63,308

Commercial real estate:
Retail properties	$74,732	$120,051	$14,846
Multi family	38,758	39,299	7,760
Office	26,595	31,261	9,466
Industrial and warehouse	34,588	44,168	10,453
Other commercial real estate	66,583	104,485	22,604
Total commercial real estate	$241,256	$339,264	$65,129

Automobile	$29,764	$29,764	$1,477
Home equity:
Secured by first-lien	20,553	20,675	511
Secured by second-lien	16,704	17,060	987
Residential mortgage	334,207	347,571	11,780
Other consumer	9,565	9,565	668

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in the tables below are considered impaired due to their status as a TDR.

4.  AVAILABLE-FOR-SALE AND OTHER SECURITIES

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of  available-for-sale and other securities at June 30, 2011, December 31, 2010, and June 30, 2010:

	June 30, 2011		December 31, 2010		June 30, 2010
	Amortized		Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$—	$—	$—	$—	$—	$—
1-5 years	52,103	52,301	52,425	51,781	49,997	50,328
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total U.S. Treasury	52,103	52,301	52,425	51,781	49,997	50,328
Federal agencies: mortgage-backed securities:
Under 1 year	—	—	—	—	—	—
1-5 years	48,243	48,332	—	—	—	—
6-10 years	440,304	451,708	656,176	664,793	716,844	731,350
Over 10 years	3,360,382	3,422,665	4,077,655	4,089,611	3,689,229	3,774,601
Total Federal agencies: mortgage-backed securities	3,848,929	3,922,705	4,733,831	4,754,404	4,406,073	4,505,951
TLGP securities:
Under 1 year	155,637	156,303	156,450	157,931	—	—
1-5 years	—	—	25,230	25,536	182,552	184,757
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total TLGP securities	155,637	156,303	181,680	183,467	182,552	184,757
Other agencies:
Under 1 year	153,241	154,039	158,273	159,288	187,627	188,549
1-5 years	1,059,456	1,054,447	1,898,867	1,885,230	1,692,684	1,703,421
6-10 years	13,391	13,788	13,082	13,359	11,030	11,478
Over 10 years	—	—	500	499	—	—
Total other agencies	1,226,088	1,222,274	2,070,722	2,058,376	1,891,341	1,903,448
Total U.S. Government backed agencies	5,282,757	5,353,583	7,038,658	7,048,028	6,529,963	6,644,484
Municipal securities:
Under 1 year	855	855	—	—	—	—
1-5 years	150,878	152,783	149,151	148,587	26,393	27,164
6-10 years	143,735	145,798	124,552	125,656	87,428	90,904
Over 10 years	130,948	133,260	182,341	181,472	254,786	257,848
Total municipal securities	426,416	432,696	456,044	455,715	368,607	375,916
Private-label CMO:
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	14,140	14,374	10,429	10,887	13,820	14,031
Over 10 years	83,597	74,396	124,080	111,038	412,882	380,580
Total private-label CMO	97,737	88,770	134,509	121,925	426,702	394,611
Asset-backed securities:
Under 1 year	—	—	19,669	19,694	40,000	40,138
1-5 years	553,221	557,370	697,001	700,749	588,876	592,301
6-10 years	124,826	126,418	323,411	323,995	168,382	169,246
Over 10 years	290,794	165,742	301,326	162,684	365,201	218,940
Total asset-backed securities (1)	968,841	849,530	1,341,407	1,207,122	1,162,459	1,020,625
Covered bonds:
Under 1 year	—	—	—	—	—	—
1-5 years	600,888	600,055	379,711	367,209	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total covered bonds	600,888	600,055	379,711	367,209	—	—
Corporate debt:
Under 1 year	—	—	—	—	—	—
1-5 years	409,283	407,969	329,988	323,389	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total corporate debt	409,283	407,969	329,988	323,389	—	—
Other:
Under 1 year	750	750	800	802	300	308
1-5 years	8,220	8,447	7,810	8,009	6,722	6,884
6-10 years	704	735	1,007	1,037	1,104	1,222
Over 10 years	—	—	—	—	—	—
Non-marketable equity securities	303,661	303,661	308,722	308,722	304,915	304,915
Marketable equity securities	54,126	53,520	53,944	53,286	55,436	54,753
Total other	367,461	367,113	372,283	371,856	368,477	368,082
Total available-for-sale and other securities	$8,153,383	$8,099,716	$10,052,600	$9,895,244	$8,856,208	$8,803,718

(1) Amounts at June 30, 2011, December 31, 2010, and June 30, 2010 include automobile asset backed securities with a fair value of $239 million, $509 million and $562 million, respectively, which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or “TALF,” administered  by the Federal Reserve Bank of New York.

Other securities at June 30, 2011, December 31, 2010, and June 30, 2010 include $165.6 million of stock issued by the FHLB of Cincinnati, $29.3 million, $37.4 million, and $45.7 million, respectively, of stock issued by the FHLB of Indianapolis, and $108.8 million, $105.7 million and $93.6 million, respectively, of Federal Reserve Bank stock.  Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost.  At June 30, 2011, December 31, 2010, and June 30, 2010, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at June 30, 2011, December 31, 2010, and June 30, 2010.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
June 30, 2011
U.S. Treasury	$52,103	$198	$—	$52,301
Federal Agencies:
Mortgage-backed securities	3,848,929	80,855	(7,079)	3,922,705
TLGP securities	155,637	666	—	156,303
Other agencies	1,226,088	2,288	(6,102)	1,222,274
Total U.S. Government backed securities	5,282,757	84,007	(13,181)	5,353,583
Municipal securities	426,416	7,698	(1,418)	432,696
Private-label CMO	97,737	994	(9,961)	88,770
Asset-backed securities	968,841	5,801	(125,112)	849,530
Covered bonds	600,888	3,193	(4,026)	600,055
Corporate debt	409,283	454	(1,768)	407,969
Other securities	367,461	424	(772)	367,113
Total available-for-sale and other securities	$8,153,383	$102,571	$(156,238)	$8,099,716

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2010
U.S. Treasury	$52,425	$—	$(644)	$51,781
Federal Agencies:
Mortgage-backed securities	4,733,831	71,901	(51,328)	4,754,404
TLGP securities	181,680	1,787	—	183,467
Other agencies	2,070,722	4,874	(17,220)	2,058,376
Total U.S. Government backed securities	7,038,658	78,562	(69,192)	7,048,028
Municipal securities	456,044	6,154	(6,483)	455,715
Private-label CMO	134,509	1,236	(13,820)	121,925
Asset-backed securities	1,341,407	6,563	(140,848)	1,207,122
Covered bonds	379,711	—	(12,502)	367,209
Corporate debt	329,988	24	(6,623)	323,389
Other securities	372,283	364	(791)	371,856
Total available-for-sale and other securities	$10,052,600	$92,903	$(250,259)	$9,895,244

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
June 30, 2010
U.S. Treasury	$49,997	$331	$—	$50,328
Federal Agencies:
Mortgage-backed securities	4,406,073	102,435	(2,557)	4,505,951
TLGP securities	182,552	2,205	—	184,757
Other agencies	1,891,341	12,108	(1)	1,903,448
Total U.S. Government backed securities	6,529,963	117,079	(2,558)	6,644,484
Municipal securities	368,607	7,334	(25)	375,916
Private-label CMO	426,702	534	(32,625)	394,611
Asset-backed securities	1,162,459	4,805	(146,639)	1,020,625
Covered bonds	—	—	—	—
Corporate debt	—	—	—	—
Other securities	368,477	367	(762)	368,082
Total available-for-sale and other securities	$8,856,208	$130,119	$(182,609)	$8,803,718

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at June 30, 2011, December 31, 2010, and June 30, 2010.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
June 30, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	647,974	(7,079)	—	—	647,974	(7,079)
TLGP securities	—	—	—	—	—	—
Other agencies	753,680	(6,057)	4,169	(45)	757,849	(6,102)
Total U.S. Government backed securities	1,401,654	(13,136)	4,169	(45)	1,405,823	(13,181)
Municipal securities	133,740	(1,358)	3,760	(60)	137,500	(1,418)
Private-label CMO	—	—	59,611	(9,961)	59,611	(9,961)
Asset-backed securities	—	—	154,837	(125,112)	154,837	(125,112)
Covered bonds	239,895	(4,026)	—	—	239,895	(4,026)
Corporate debt	338,080	(1,768)	—	—	338,080	(1,768)
Other securities	1,494	(11)	2,383	(761)	3,877	(772)

Total temporarily impaired securities	$2,114,863	$(20,299)	$224,760	$(135,939)	$2,339,623	$(156,238)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2010
U.S. Treasury	$51,781	$(644)	$—	$—	$51,781	$(644)
Federal agencies:
Mortgage-backed securities	1,424,431	(51,328)	—	—	1,424,431	(51,328)
TLGP securities	—	—	—	—	—	—
Other agencies	1,217,074	(17,134)	4,771	(86)	1,221,845	(17,220)
Total U.S. Government backed securities	2,693,286	(69,106)	4,771	(86)	2,698,057	(69,192)
Municipal securities	201,370	(6,363)	3,700	(120)	205,070	(6,483)
Private-label CMO	—	—	85,617	(13,820)	85,617	(13,820)
Asset-backed securities	214,983	(2,129)	146,866	(138,719)	361,849	(140,848)
Covered bonds	367,209	(12,502)	—	—	367,209	(12,502)
Corporate debt	288,660	(6,623)	—	—	288,660	(6,623)
Other securities	—	—	41,218	(791)	41,218	(791)

Total temporarily impaired securities	$3,765,508	$(96,723)	$282,172	$(153,536)	$4,047,680	$(250,259)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
June 30, 2010
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	257,773	(2,557)	—	—	257,773	(2,557)
TLGP securities	—	—	—	—	—	—
Other agencies	—	—	250	(1)	250	(1)
Total U.S. Government backed securities	257,773	(2,557)	250	(1)	258,023	(2,558)
Municipal securities	3,992	(8)	3,803	(17)	7,795	(25)
Private-label CMO	—	—	337,044	(32,625)	337,044	(32,625)
Asset-backed securities	77,834	(7,990)	206,835	(138,649)	284,669	(146,639)
Covered bonds	—	—	—	—	—	—
Corporate debt	—	—	—	—	—	—
Other securities	39,427	(519)	811	(243)	40,238	(762)

Total temporarily impaired securities	$379,026	$(11,074)	$548,743	$(171,535)	$927,769	$(182,609)

The following table is a summary of realized securities gains and losses for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Gross gains on sales of securities	$9,623	$8,105	$16,358	$14,881
Gross (losses) on sales of securities	(7,934)	(5,125)	(10,464)	(5,471)
Net gain on sales of securities	1,689	2,980	5,894	9,410
Other-than-temporary impairment recorded	(182)	(2,824)	(4,347)	(9,285)
Total securities gain (loss)	$1,507	$156	$1,547	$125

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for OTTI.  Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end.  Under these circumstances, OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis.

For securities Huntington does not expect to sell or it is not more likely than not to be required to sell, credit-related OTTI, represented by the expected loss in principal, is recognized in earnings, while noncredit-related OTTI is recognized in OCI.  For securities which Huntington does expect to sell, all OTTI is recognized in earnings.  Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security.  Presentation of OTTI is made in the Unaudited Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans.  The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model.  The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions.  The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies.  A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio.  We engaged a third party specialist with direct industry experience in pooled-trust-preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. Relying on cash flows is necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities are no longer able to provide a fair value that is compliant with ASC 820.

For the three-month and six-month periods ended June 30, 2011 and 2010, the following tables summarize by debt security type, total OTTI losses, unrealized OTTI losses included in OCI, and OTTI recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

	Three Months Ended June 30,
	Alt-A	Pooled-	Private-
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	label CMO	Total
2011
Total OTTI recoveries (losses) (unrealized and realized)	$(166)	$432	$952	$1,218
Unrealized OTTI (recoveries) losses recognized in OCI	108	(432)	(1,076)	(1,400)
Net impairment losses recognized in earnings	$(58)	$—	$(124)	$(182)

2010
Total OTTI recoveries (losses) (unrealized and realized)	$399	$3,001	$1,793	$5,193
Unrealized OTTI (recoveries) losses recognized in OCI	(959)	(3,001)	(4,057)	(8,017)
Net impairment losses recognized in earnings	$(560)	$—	$(2,264)	$(2,824)

	Six Months Ended June 30,
	Alt-A	Pooled-	Private-
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	label CMO	Total
2011
Total OTTI (losses) recoveries (unrealized and realized)	$936	$6,830	$3,328	$11,094
Unrealized OTTI losses (recoveries) recognized in OCI	(1,166)	(10,037)	(4,238)	(15,441)
Net impairment losses recognized in earnings	$(230)	$(3,207)	$(910)	$(4,347)

2010
Total OTTI (losses) recoveries (unrealized and realized)	$(4,177)	$2,352	$(1,382)	$(3,207)
Unrealized OTTI losses (recoveries) recognized in OCI	2,975	(5,567)	(3,486)	(6,078)
Net impairment losses recognized in earnings	$(1,202)	$(3,215)	$(4,868)	$(9,285)

The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Balance, beginning of period	$86,797	$126,347	$100,838	$124,408
Reductions from sales of securities with credit impairment	(1,054)	—	(1,054)	—
Noncredit impairment on securities not previously considered credit impaired	—	786	—	8,909
Change due to improvement in expected cash flows	(1,996)	(9,513)	(16,037)	(17,660)
Additional noncredit impairment on securities with previous credit impairment	1,650	710	1,650	2,673
Balance, end of period	$85,397	$118,330	$85,397	$118,330

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the three-month and six-month periods ended June 30, 2011 and 2010 as follows.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Balance, beginning of period	$58,701	$57,781	$54,536	$53,801
Reductions from sales	(4,481)	(1,993)	(4,481)	(4,474)
Credit losses not previously recognized	—	392	—	1,558
Additional credit losses	182	2,432	4,347	7,727
Balance, end of period	$54,402	$58,612	$54,402	$58,612

The fair values of these assets have been impacted by various market conditions.  The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on nonagency mortgage and asset-backed securities that are collateralized by certain mortgage loans.  In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid.  The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at June 30, 2011.

As of June 30, 2011, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5.  HELD-TO-MATURITY SECURITIES

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Huntington transferred $469.1 million of federal agencies, mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio in the 2011 second quarter. The securities were reclassified at fair value at the date of transfer. At the time of the transfer, $0.5 million of unrealized net gains were recognized in OCI.  The amounts in OCI will be recognized in earnings over the remaining life of the securities as an offset to the adjustment of yield in a manner consistent with the amortization of the premium on the same transferred securities, resulting in an immaterial impact on net income.

Additionally, during the 2011 second quarter, Huntington purchased $204.3 million of federal agencies, mortgage-backed securities which were classified directly into the held-to-maturity portfolio.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at June 30, 2011.  There were no securities classified as held-to-maturity at December 31, 2010 or June 30, 2010.

	June 30, 2011
	Amortized	Fair
(dollar amounts in thousands)	Cost	Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—
1-5 years	—	—
6-10 years	—	—
Over 10 years	670,478	670,145
Total Federal agencies: mortgage-backed securities	670,478	670,145
Total U.S. Government backed agencies	670,478	670,145
Total held-to-maturity securities	$670,478	$670,145

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at June 30, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
June 30, 2011
Federal Agencies:
Mortgage-backed securities	$670,478	$1,947	$(2,280)	$670,145
Total U.S. Government backed securities	670,478	1,947	(2,280)	670,145
Total held-to-maturity securities	$670,478	$1,947	$(2,280)	$670,145

6.  LOAN SALES AND SECURITIZATIONS

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Residential mortgage loans sold with servicing retained	$492,015	$803,000	$1,749,518	$1,539,015
Pretax gains resulting from above loan sales (1)	12,565	18,661	45,244	33,424

(1) Recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.  At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs carried at fair value in the portfolio.  At the time of initial capitalization, MSRs are grouped into one of two categories depending on whether or not Huntington intends to actively hedge the asset.  MSR assets are recorded using the fair value method if Huntington will actively engage in hedging the asset and recorded using the amortization method if no active hedging will be performed.  MSRs are included in accrued income and other assets.  Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, is recorded as an increase or decrease in mortgage banking income, which is included in noninterest income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
Fair Value Method:	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Fair value, beginning of period	$119,207	$162,106	$125,679	$176,427
Change in fair value during the period due to:
Time decay (1)	(1,390)	(1,536)	(2,764)	(3,208)
Payoffs (2)	(4,528)	(6,800)	(10,400)	(13,677)
Changes in valuation inputs or assumptions (3)	(8,292)	(21,365)	(7,518)	(27,137)
Fair value, end of period:	$104,997	$132,405	$104,997	$132,405

(1) Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2) Represents decrease in value associated with loans that paid off during the period.
(3) Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended		Six Months Ended
Amortization Method:	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Carrying value, beginning of year	$83,352	$45,446	$70,516	$38,165
New servicing assets created	4,525	7,944	19,978	16,741
Impairment charge	—	(4,856)	—	(4,856)
Amortization and other	(3,135)	(1,801)	(5,752)	(3,317)
Carrying value, end of period	$84,742	$46,733	$84,742	$46,733
Fair value, end of period	$95,829	$47,565	$95,829	$47,565

MSRs do not trade in an active, open market with readily observable prices.  While sales of MSRs occur, the precise terms and conditions are typically not readily available.  Therefore, the fair value of MSRs is estimated using a discounted future cash flow model.  The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors.  Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at June 30, 2011, to changes in these assumptions follows:

			Decline in fair value due to
			10%	20%
			adverse	adverse
(dollar amounts in thousands)	Actual		change	change
Constant prepayment rate	11.93%		$(5,954)	$(11,214)
Spread over forward interest rate swap rates	494	bps	(2,279)	(4,557)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments.  Huntington hedges the fair value portfolio of MSRs against changes in value attributable to changes in interest rates through a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $12.4 million and $12.2 million for the three-month periods ended June 30, 2011 and 2010, respectively.   For the six-month periods ending June 30, 2011 and 2010, servicing fees totaled $25.0 million and $24.6 million, respectively.

Automobile Loans and Leases

The Company is currently considering an automobile loan securitization transaction during the second half of 2011.  The potential securitization is expected to be between $1.0 billion and $1.3 billion.  At June 30, 2011, and through the date of this filing, the Company has not yet identified the specific loans that would be securitized or finalized terms of the securitization, including whether the securitization would be recorded as a sale or as secured financing and, therefore, has not reclassified the loans to loans held for sale.

7.  GOODWILL AND OTHER INTANGIBLE ASSETS

A rollforward of goodwill by business segment for the first six-month period of 2011 was as follows:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable.  No events or changes in circumstances since the October 1, 2010, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment exists.

At June 30, 2011, December 31, 2010, and June 30, 2010, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(dollar amounts in thousands)	Amount	Amortization	Value

June 30, 2011
Core deposit intangible	$376,846	$(241,368)	$135,478
Customer relationship	104,574	(38,912)	65,662
Other	25,164	(24,440)	724
Total other intangible assets	$506,584	$(304,720)	$201,864

December 31, 2010
Core deposit intangible	$376,846	$(219,311)	$157,535
Customer relationship	104,574	(34,751)	69,823
Other	25,164	(23,902)	1,262
Total other intangible assets	$506,584	$(277,964)	$228,620

June 30, 2010
Core deposit intangible	$376,846	$(193,989)	$182,857
Customer relationship	104,574	(30,386)	74,188
Other	25,164	(23,398)	1,766
Total other intangible assets	$506,584	$(247,773)	$258,811

The estimated amortization expense of other intangible assets for the remainder of 2011 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense

2011	$26,570
2012	46,075
2013	40,511
2014	35,858
2015	19,758
2016	6,606

8.  OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month and six-month periods ended June 30, 2011 and 2010, were as follows:

	Three Months Ended
	June 30, 2011
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$1,400	$(490)	$910
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	95,468	(33,242)	62,226
Less: Reclassification adjustment for net losses (gains) included in net income	(1,507)	527	(980)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	95,361	(33,205)	62,156
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(18)	6	(12)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	25,590	(8,956)	16,634
Change in pension and post-retirement benefit plan assets and liabilities	4,000	(1,400)	2,600
Total other comprehensive income	$124,933	$(43,555)	$81,378

	Three Months Ended
	June 30, 2010
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$8,017	(2,806)	5,211
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	70,354	(24,897)	45,457
Less: Reclassification adjustment for net losses (gains) included in net income	(156)	55	(101)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	78,215	(27,648)	50,567
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(206)	72	(134)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(3,883)	1,359	(2,524)
Change in pension and post-retirement benefit plan assets and liabilities	1,794	(628)	1,166
Total other comprehensive income	$75,920	$(26,845)	$49,075

	Six Months Ended
	June 30, 2011
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Non credit related impairment recoveries (losses) on debt securities not expected to be sold	$15,441	(5,404)	10,037
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	89,743	(31,266)	58,477
Less: Reclassification adjustment for net losses (gains) included in net income	(1,547)	541	(1,006)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	103,637	(36,129)	67,508
Net change in unrealized holding gains (losses) on available-for-sale equity securities	52	(19)	33
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	3,404	(1,192)	2,212
Change in pension and post-retirement benefit plan assets and liabilities	8,000	(2,800)	5,200
Total other comprehensive income	$115,093	$(40,140)	$74,953

	Six Months Ended
	June 30, 2010
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for consolidation of variable interest entities	$(6,365)	$2,116	$(4,249)
Non credit related impairment recoveries (losses) on debt securities not expected to be sold	6,078	(2,127)	3,951
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	108,281	(38,301)	69,980
Less: Reclassification adjustment for net losses (gains) included in net income	(125)	44	(81)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	114,234	(40,384)	73,850
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(185)	65	(120)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	1,190	(416)	774
Change in pension and post-retirement benefit plan assets and liabilities	3,588	(1,256)	2,332
Total other comprehensive income	$112,462	$(39,875)	$72,587

Activity in accumulated other comprehensive income, net of tax, for the six-month periods ended June 30, 2011 and 2010, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post-retirement obligations	Total
Balance, December 31, 2009	$(103,060)	$(322)	$58,865	$(112,468)	$(156,985)
Cumulative effect of change in accounting principle for consolidation of variable interest entities	(4,249)	—	—	—	(4,249)
Period change	73,850	(120)	774	2,332	76,836
Balance, June 30, 2010	$(33,459)	$(442)	$59,639	$(110,136)	$(84,398)

Balance, December 31, 2010	$(101,290)	(427)	35,710	(131,489)	$(197,496)
Period change	67,508	33	2,212	5,200	74,953
Balance, June 30, 2011	$(33,782)	$(394)	$37,922	$(126,289)	$(122,543)
(1) Amount at June 30, 2011 includes $0.5 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

9.  SHAREHOLDERS’ EQUITY

Repurchase of Outstanding TARP Capital and Warrant to Repurchase Common Stock

In 2008, Huntington received $1.4 billion of equity capital by issuing to the Treasury 1.4 million shares of TARP Capital and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share.  As approved by the Federal Reserve Board, the Treasury, and our other banking regulators, on December 22, 2010, Huntington repurchased all 1.4 million shares of our TARP Capital held by the Treasury totaling $1.4 billion. Huntington used the net proceeds from the issuance of common stock and subordinated debt, as well as other funds, to redeem the TARP Capital. On January 19, 2011, Huntington repurchased the warrant originally issued to the Treasury for a purchase price of $49.1 million.

Share Repurchase Program

Huntington did not repurchase any shares for the three-month or six-month periods ended June 30, 2011 and 2010.

Dividends on common stock

On July 21, 2011, Huntington announced that the board of directors had declared a quarterly common stock cash dividend of $0.04 per common share, up from the prior quarterly dividend of $0.01.  The dividend is payable on October 3, 2011, to shareholders of record on September 19, 2011.

10.  EARNINGS PER SHARE

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares.  Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock.  Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.  For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock.  Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend.  The calculation of basic and diluted earnings per share for each of the three-month and six-month periods ended June 30, 2011 and 2010, was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands, except per share amounts)	2011	2010	2011	2010
Basic earnings per common share:
Net income	$145,918	$48,764	$272,364	$88,501
Preferred stock dividends, deemed dividend and accretion of discount	(7,704)	(29,426)	(15,407)	(58,783)
Net income available to common shareholders	$138,214	$19,338	$256,957	$29,718
Average common shares issued and outstanding	863,358	716,580	863,358	716,450
Basic earnings per common share	$0.16	$0.03	$0.30	$0.04

Diluted earnings per common share
Net income available to common shareholders	$138,214	$19,338	$256,957	$29,718
Effect of assumed preferred stock conversion	—	—	—	—
Net income applicable to diluted earnings per share	$138,214	$19,338	$256,957	$29,718
Average common shares issued and outstanding	863,358	716,580	863,358	716,450
Dilutive potential common shares:
Stock options and restricted stock units and awards	3,171	1,957	3,084	1,685
Shares held in deferred compensation plans	940	850	911	855
Conversion of preferred stock	—	—	—	—
Dilutive potential common shares:	4,111	2,807	3,995	2,540
Total diluted average common shares issued and outstanding	867,469	719,387	867,353	718,990
Diluted earnings per common share	$0.16	$0.03	$0.30	$0.04

Approximately 15.3 million and 19.2 million options to purchase shares of common stock outstanding at the end of June 30, 2011 and 2010, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $19.69 per share and $19.22 per share at the end of each respective period.

11.  SHARE-BASED COMPENSATION

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three-month and six-month periods ended June 30, 2011 and 2010.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Assumptions
Risk-free interest rate	2.20%	2.83%	2.35%	2.90%
Expected dividend yield	0.61	0.69	0.59	0.81
Expected volatility of Huntington's common stock	30.0	60.0	31.3	60.0
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$2.05	$3.19	$2.20	$2.76

The following table illustrates total share-based compensation expense and related tax benefit for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Share-based compensation expense	$3,898	$3,676	$7,523	$6,609
Tax (expense) benefit	1,364	1,287	2,633	2,313

Huntington’s stock option activity and related information for the six-month period ended June 30, 2011, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2011	21,862	$15.96
Granted	128	6.79
Exercised	(47)	4.21
Forfeited/expired	(1,362)	15.18
Outstanding at June 30, 2011	20,581	$15.98	2.6	$7,576
Vested and expected to vest at June 30, 2011 (1)	20,322	$16.11	2.6	$7,303
Exercisable at June 30, 2011	15,900	$19.07	1.8	$2,329
(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the six-month period ended June 30, 2011, cash received for the exercises of stock options was $0.2 million and the tax benefit realized from stock option exercises was less than $0.1 million. There were no exercises of stock options for the six-month period ended June 30, 2010.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period.  Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period.  Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions.  The fair value of the restricted stock units and awards is the closing market price of the Huntington’s common stock on the date of award.

The following table summarizes the status of Huntington's restricted stock units and restricted stock awards as of June 30, 2011, and activity for the six-month period ended June 30, 2011:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards (1)	Per Share
Nonvested at January 1, 2011	5,511	$5.78	466	$5.24
Granted	697	7.45	—	—
Vested	(42)	8.76	(376)	5.72
Forfeited	(156)	6.04	—	—
Nonvested at June 30, 2011	6,010	$5.94	90	$3.24
(1) Includes restricted stock awards granted under the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan to certain executives as a portion of their annual base salary. These awards are 100% vested as of the grant date and are not subject to any requirement of future service. However, the shares are subject to restrictions regarding sale, transfer, pledge, or disposition until certain conditions are met.  All awards vested in the 2011 second quarter.
The weighted-average grant date fair value of nonvested shares granted for the six-month periods ended June 30, 2011 and 2010, were $7.45 and $5.64, respectively.  The total fair value of awards vested was $2.7 million and $0.3 million during the six-month periods ended June 30, 2011, and 2010, respectively.  As of June 30, 2011, the total unrecognized compensation cost related to nonvested awards was $18.9 million with a weighted-average expense recognition period of 1.5 years.

Of the remaining 43.4 million shares of common stock authorized for issuance at June 30, 2011, 27.1 million were outstanding and 16.3 million were available for future grants.  Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares.  At June 30, 2011, Management believes there are adequate authorized shares available to satisfy anticipated stock option exercises in 2011.

12.  BENEFIT PLANS

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. There is no required minimum contribution for 2011, although Huntington contributed $50.0 million to the Plan in March 2011.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan.  For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.  The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010.  Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage.  Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010.  Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Service cost	$5,413	$5,051	$—	$—
Interest cost	7,518	7,217	405	433
Expected return on plan assets	(10,823)	(10,528)	—	—
Amortization of transition asset	(1)	2	—	—
Amortization of prior service cost	(1,442)	(1,442)	(338)	(338)
Amortization of gains	5,874	3,747	(106)	(176)
Settlements	1,750	1,725	—	—
Benefit expense	$8,289	$5,772	$(39)	$(81)

	Pension Benefits		Post Retirement Benefits
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Service cost	$10,826	$10,102	$—	$—
Interest cost	15,036	14,434	810	866
Expected return on plan assets	(21,646)	(21,056)	—	—
Amortization of transition asset	(2)	4	—	—
Amortization of prior service cost	(2,884)	(2,884)	(676)	(676)
Amortization of gains	11,748	7,494	(212)	(351)
Settlements	3,500	3,450	—	—
Benefit expense	$16,578	$11,544	$(78)	$(161)

The Bank, as trustee, held all Plan assets at June 30, 2011, and December 31, 2010. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	June 30, 2011		December 31, 2010		June 30, 2010
Cash	$26	—%	$—	—%	$—	—%
Cash equivalents:
Huntington funds - money market	1,255	—	25	—	2,736	1
Other	—	—	—	—	26	—
Fixed income:
Huntington funds - fixed income funds	173,781	33	133,330	28	132,883	31
Corporate obligations	—	—	—	—	1,084	—
U.S. Government Agencies	—	—	—	—	1,013	—
Equities:
Huntington funds	328,476	62	318,155	66	266,183	63
Other - equity mutual funds	4,267	1	—	—	—	—
Huntington common stock	25,754	4	26,969	6	21,756	5
Fair value of plan assets	$533,559	100%	$478,479	100%	$425,681	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value.  All of the Plan’s investments at June 30, 2011, are classified as Level 1 within the fair value hierarchy.  In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility.  Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At June 30, 2011, Plan assets were invested 67% in equity investments and 33% in bonds, with an average duration of 3.5 years on bond investments.  Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 69% in equity investments and 31% in bond investments.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP.  The SERP provides certain former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law.

Huntington has a defined contribution plan that is available to eligible employees. In the 2009 first quarter, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009.  Prior to March 15, 2009, Huntington matched participant contributions, up to the first 3% of base pay contributed to the Plan.  Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the Plan.  Effective May 1, 2010, Huntington reinstated the employer matching contribution to the defined contribution Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in millions)	2011	2010	2011	2010
SERP & SRIP	$0.7	$0.9	$1.4	$1.6
Defined Contribution Plan	3.8	2.1	7.5	2.1
Benefit Cost	$4.5	$3.0	$8.9	$3.7

13.  FAIR VALUES OF ASSETS AND LIABILITIES

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  A three-level valuation hierarchy was established for disclosure of fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Financial Instrument	Hierarchy	Valuation methodology

Mortgage loans held for sale	Level 2
Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale.  Mortgage loans held for sale are estimated using security prices for similar product types. At June 30, 2011, mortgage loans held for sale had an aggregate fair value of $222.9 million and an aggregate outstanding principal balance of $214.7 million.  Interest income on these loans is recorded in interest and fee income - loans and leases.  Included in mortgage banking income were net gains resulting from origination and sale of these loans, including net realized gains of $11.7 million and $19.4 million for the three-month periods ended June 30, 2011, and 2010, respectively.  Of such gains, the change in fair value while held as loans were $1.8 million and $8.8 million for the three-month periods ended June 30, 2011 and 2010, respectively. Net gains resulting from origination and sale of these loans, including net realized gains of $44.5 million and $34.5 million for the six-month periods ended June 30, 2011, and 2010, respectively.  Of such gains, the change in fair value while held as loans were $7.9 million and $11.3 million for the six-month periods ended June 30, 2011 and 2010, respectively.

Available-for-sale securities & trading account securities	Level 1	Consist primarily of U.S. Treasury and money market mutual funds, which have quoted prices.

Level 2
Consist of U.S. Government and agency mortgage-backed and other agency securities, municipal securities, and other securities for which an active market is not available.  Third party pricing services provide a fair value estimate based upon trades of similar financial instruments.

Level 3
Consist of certain asset-backed securities, pooled-trust-preferred securities, private-label CMOs, and municipal securities for which fair value is estimated.  Assumptions used to determine the fair value of these securities have greater subjectivity due to the lack of observable market transactions.  Generally, there are only limited trades of similar instruments and a discounted cash flow approach is used to determine fair value.

Automobile loans	Level 3
Consists of automobile loan receivables measured at fair value. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads.  The net gains and losses, before tax, from fair value changes reflected in interest and fee income - other and noninterest income for the three-month periods ended June 30, 2011 and 2010 was $1.1 million and $(3.3) million, respectively, which is net of a $2.1 million and $0.1 million, respectively net gain associated with instrument specific credit risk.  The net gains and losses, before tax, from fair value changes for the six-month periods ended June 30, 2011 and 2010 was $(1.4) million and $4.3 million, respectively, which is net of a $2.2 million and $0.6 million, respectively net gain associated with instrument specific credit risk.  Instrument specific credit risk was determined based on estimated credit losses inherent in the beginning period fair value calculation as compared to actual credit losses incurred during the period plus estimated credit losses inherent in the end of period fair value calculation.

MSRs	Level 3
MSRs do not trade in an active, open market with readily observable prices.  Although sales of MSRs do occur, the precise terms and conditions typically are not readily available.  Fair value is determined on an income approach model based upon month-end interest rate curve and prepayment assumptions.

Derivatives	Level 1	Consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices.

Level 2
Consist of basic asset and liability conversion swaps and options, and interest rate caps. These derivative positions are valued using a discounted cash flow  method that incorporates current market interest rates.

Level 3
Consist primarily of interest rate lock agreements related to mortgage loan commitments.  The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Securitization trust notes payable	Level 2
Consists of certain securitization trust notes payable related to the automobile loans measured at fair value. The notes payable are valued based on interest rates for similar financial instruments. The net gains and losses, before tax, from fair value changes reflected in interest expense - subordinated notes and other long-term debt and noninterest income for the three-month periods ended June 30, 2011 and 2010 was $(1.4) million and $(5.9) million, respectively. The net gains and losses, before tax, from fair value changes for the six-month periods ended June 30, 2011 and 2010 was $(3.6) million and $(2.2) million, respectively.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at June 30, 2011, December 31, 2010, and June 30, 2010 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2011
Assets
Mortgage loans held for sale	$—	$222,880	$—	$—	$222,880

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	7,917	—	—	7,917
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	35,719	—	—	35,719
Other securities	53,039	2,096	—	—	55,135
	53,039	45,732	—	—	98,771

Available-for-sale and other securities:
U.S. Treasury securities	52,301	—	—	—	52,301
Federal agencies: Mortgage-backed (2)	—	3,922,705	—	—	3,922,705
TLGP securities	—	156,303	—	—	156,303
Federal agencies: Other agencies (2)	—	1,222,274	—	—	1,222,274
Municipal securities	—	308,896	123,800	—	432,696
Private-label CMO	—	—	88,770	—	88,770
Asset-backed securities	—	683,788	165,742	—	849,530
Covered bonds	—	600,055	—	—	600,055
Corporate debt	—	407,969	—	—	407,969
Other securities	53,520	9,932	—	—	63,452
	105,821	7,311,922	378,312	—	7,796,055

Automobile loans	—	—	400,935	—	400,935

MSRs	—	—	104,997	—	104,997

Derivative assets	4,373	377,969	2,102	(77,904)	306,540

Liabilities
Securitization trust notes payable	—	231,017	—	—	231,017

Derivative liabilities	6,582	207,567	1,684	—	215,833

Other liabilities	2,064	—	—	—	2,064

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2010
Assets
Mortgage loans held for sale	$—	$754,117	$—	$—	$754,117

Trading account securities:
U.S. Treasury securities	47,430	—	—	—	47,430
Federal agencies: Mortgage-backed	—	10,860	—	—	10,860
Federal agencies: Other agencies	—	24,853	—	—	24,853
Municipal securities	—	30,205	—	—	30,205
Other securities	69,017	3,039	—	—	72,056
	116,447	68,957	—	—	185,404

Available-for-sale and other securities:
U.S. Treasury securities	51,781	—	—	—	51,781
Federal agencies: Mortgage-backed	—	4,754,404	—	—	4,754,404
TLGP securities	—	183,467	—	—	183,467
Federal agencies: Other agencies (3)	—	2,058,376	—	—	2,058,376
Municipal securities	—	305,909	149,806	—	455,715
Private-label CMO	—	—	121,925	—	121,925
Asset-backed securities	—	1,044,438	162,684	—	1,207,122
Covered bonds	—	367,209	—	—	367,209
Corporate debt	—	323,389	—	—	323,389
Other securities	53,286	9,848	—	—	63,134
	105,067	9,047,040	434,415	—	9,586,522

Automobile loans	—	—	522,717	—	522,717

MSRs	—	—	125,679	—	125,679

Derivative assets	23,514	390,361	2,817	(70,559)	346,133

Liabilities
Securitization trust notes payable	—	356,089	—	—	356,089

Derivative liabilities	3,990	233,399	1,851	—	239,240

Other liabilities	—	—	—	—	—

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2010
Assets
Mortgage loans held for sale	$—	$404,817	$—	$—	$404,817

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	15,026	—	—	15,026
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	23,170	—	—	23,170
Other securities	64,285	4,377	—	—	68,662
	64,285	42,573	—	—	106,858

Available-for-sale and other securities:
U.S. Treasury securities	50,328	—	—	—	50,328
Federal agencies: Mortgage-backed	—	4,505,951	—	—	4,505,951
TLGP securities	184,757	—	—	—	184,757
Federal agencies: Other agencies	1,874,835	28,613	—	—	1,903,448
Municipal securities	—	113,788	262,128	—	375,916
Private-label CMO	—	—	394,611	—	394,611
Asset-backed securities	—	801,685	218,940	—	1,020,625
Covered bonds	—	—	—	—	—
Corporate debt	—	—	—	—	—
Other securities	55,061	8,106	—	—	63,167
	2,164,981	5,458,143	875,679	—	8,498,803

Automobile loans	470,825	—	186,388	—	657,213

MSRs	—	—	132,405	—	132,405

Derivative assets	1,663	454,249	8,469	(84,912)	379,469

Liabilities
Securitization trust notes payable	494,512	—	—	—	494,512

Derivative liabilities	13,682	265,499	1,977	—	281,158

Other liabilities	—	—	—	—	—

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

(2) During the 2011 second quarter, Huntington transferred $469.1 million of federal agencies: mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio.  These securities are valued at amortized cost and no longer classified within the fair value hierarchy.  All amounts were previously classified as level 2 in the fair value hierarchy.

(3) Amounts were transferred from Level 1 to Level 2 in the 2010 fourth quarter due to lack of sufficient market activity for these securities.

The tables below present a rollforward of the balance sheet amounts for the three-month and six-month periods ended June 30, 2011 and 2010, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$119,207	$(832)	$135,276	$115,546	$165,599	$458,851	$—
Total gains / losses:
Included in earnings	(14,210)	1,411	—	59	9	1,127	—
Included in OCI	—	—	—	(110)	3,293	—	—
Purchases	—	—	1,760	—	—	—	—
Sales	—	—	—	(20,958)	—	—	—
Repayments	—	—	—	—	—	(59,043)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(161)	(13,236)	(5,767)	(3,159)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of period	$104,997	$418	$123,800	$88,770	$165,742	$400,935	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(14,210)	$1,250	$—	$(1,164)	$3,293	$1,127	$—

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$162,106	$(833)	$318,597	$462,731	$219,079	$183,845	$—
Total gains / losses:
Included in earnings	(29,701)	5,547	—	(1,742)	(445)	4,845	—
Included in OCI	—	—	—	14,277	4,387	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	—	(57,394)	(793)	—	—
Repayments	—	—	—	—	—	(2,302)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	1,778	(56,469)	(23,261)	(3,288)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of period	$132,405	$6,492	$262,128	$394,611	$218,940	$186,388	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(29,701)	$5,330	$—	$12,535	$3,942	$4,845	$—

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$—
Total gains / losses:
Included in earnings	(20,682)	(293)	—	(383)	(3,261)	(1,384)	—
Included in OCI	—	—	—	3,617	13,590	—	—
Purchases	—	—	1,760	—	—	—	—
Sales	—	—	—	(20,958)	—	—	—
Repayments	—	—	—	—	—	(120,398)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(255)	(27,766)	(15,431)	(7,271)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of period	$104,997	$418	$123,800	$88,770	$165,742	$400,935	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(20,682)	$(548)	$—	$1,774	$13,590	$(1,384)	$—

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$176,427	$(4,236)	$11,515	$477,319	$407,098	$—	$25,872
Total gains / losses:
Included in earnings	(44,022)	8,939	—	(3,832)	(4,495)	10,104	—
Included in OCI	—	—	—	24,967	8,574	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	—	(57,394)	(2,631)	—	—
Repayments	—	—	—	—	—	(3,735)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	1,789	(73,024)	(46,449)	(5,533)	—	—
Transfers in / out of Level 3 (1)	—	—	323,637	—	(184,073)	180,019	(25,872)
Balance, end of period	$132,405	$6,492	$262,128	$394,611	$218,940	$186,388	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(44,022)	$8,733	$—	$21,135	$4,079	$10,104	$—
(1) Transfers in / out of Level 3 include a transfer in of $323.6 million relating to municipal securities, due to lack of observable market data, a transfer out of $184.1 million of securities, and a transfer in of $180.0 million of loans both related to the consolidation of a 2009 automobile trust.

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month and six-month periods ended June 30, 2011 and 2010:

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(14,210)	$(774)	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(124)	(59)	—	—
Interest and fee income	—	—	—	183	68	(2,786)	—
Noninterest income	—	2,185	—	—	—	3,913	—
Total	$(14,210)	$1,411	$—	$59	$9	$1,127	$—

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(29,701)	$5,547	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(2,264)	(560)	—	—
Interest and fee income	—	—	—	522	115	(3,180)	—
Noninterest income	—	—	—	—	—	8,025	—
Total	$(29,701)	$5,547	$—	$(1,742)	$(445)	$4,845	$—

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(20,682)	$662	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(912)	(3,436)	—	—
Interest and fee income	—	—	—	529	175	(5,225)	—
Noninterest income	—	(955)	—	—	—	3,841	—
Total	$(20,682)	$(293)	$—	$(383)	$(3,261)	$(1,384)	$—

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(44,022)	$8,939	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(4,868)	(4,417)	—	—
Interest and fee income	—	—	—	1,036	(78)	(4,400)	—
Noninterest income	—	—	—	—	—	14,504	—
Total	$(44,022)	$8,939	$—	$(3,832)	$(4,495)	$10,104	$—

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition.  These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.  At June 30, 2011, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the Six
	Fair Value at	Identical Assets	Inputs	Inputs	Months Ended
(dollar amounts in millions)	June 30, 2011	(Level 1)	(Level 2)	(Level 3)	June 30, 2011
Impaired loans	$83.7	$—	$—	$83.7	$(21.2)
Accrued income and other assets	38.7	—	—	38.7	$(1.1)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan.  Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction.  In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized.  At June 30, 2011, Huntington identified $83.7 million of impaired loans for which the fair value is recorded based upon collateral value.  For the six-month period ended June 30, 2011, nonrecurring fair value impairment of $21.2 million were recorded within the provision for credit losses.

Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs.  At June 30, 2011, Huntington had $38.7 million of OREO assets.  For the six-month period ended June 30, 2011, fair value losses of $1.1 million were recorded within noninterest expense.

Fair values of financial instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at June 30, 2011, December 31, 2010, and June 30, 2010, are presented in the following table:

	June 30, 2011		December 31, 2010		June 30, 2010
	Carrying	Fair	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$1,100,580	$1,100,580	$982,926	$982,926	$1,415,244	$1,415,244
Trading account securities	98,771	98,771	185,404	185,404	106,858	106,858
Loans held for sale	224,860	224,860	793,285	793,285	777,843	777,843
Available-for-sale and other securities	8,099,716	8,099,716	9,895,244	9,895,244	8,803,718	8,803,718
Held-to-maturity securities	670,478	670,145	—	—	—	—
Net loans and direct financing leases	38,055,326	36,738,480	36,857,499	35,403,910	35,567,535	34,048,771
Derivatives	306,540	306,540	346,133	346,133	379,469	379,469

Financial Liabilities:
Deposits	(41,402,355)	(41,566,202)	(41,853,898)	(41,993,567)	(39,848,507)	(40,110,589)
Short-term borrowings	(2,022,946)	(1,990,819)	(2,040,732)	(1,982,545)	(1,093,218)	(1,085,958)
Federal Home Loan Bank advances	(220,224)	(220,224)	(172,519)	(172,519)	(599,798)	(599,798)
Other long-term debt	(1,635,247)	(1,644,067)	(2,144,092)	(2,157,358)	(2,569,934)	(2,562,062)
Subordinated notes	(1,496,461)	(1,457,274)	(1,497,216)	(1,377,851)	(1,195,210)	(1,008,921)
Derivatives	(215,833)	(215,833)	(239,240)	(239,240)	(281,158)	(281,158)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities
Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases
Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits
Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt
Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14.  DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

 Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.   Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk.  At June 30, 2011, December 31, 2010, and June 30, 2010, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $38.5 million, $39.9 million, and $42.8 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At June 30, 2011, Huntington pledged $201.4 million of investment securities and cash collateral to counterparties, while other counterparties pledged $101.3 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements.  In the event of credit downgrades, Huntington could be required to provide $4.3 million of additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at June 30, 2011, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$5,555,000	$5,555,000
Investment securities	—	50,000	50,000
Deposits	958,912	—	958,912
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at June 30, 2011	$1,591,912	$5,605,000	$7,196,912

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at June 30, 2011:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps - receive fixed - generic	$5,605,000	1.9	$55,374	1.65%	0.65%
Liability conversion swaps - receive fixed - generic	1,591,912	4.1	69,285	2.53	0.32
Total swap portfolio	$7,196,912	2.4	$124,659	1.84%	0.58%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $28.1 million and $48.4 million for the three-month periods ended June 30, 2011, and 2010, respectively. For the six-month periods ended June 30, 2011 and 2010, the net amounts resulted in an increase to net interest income of $62.0 million and $106.4 million, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.9 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.9 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares.  The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At June 30, 2011, the fair value of the swap liability of $1.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

The following table presents the fair values at June 30, 2011, December 31, 2010, and June 30, 2010 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets:
	June 30,	December 31,	June 30,
(dollar amounts in thousands)	2011	2010	2010
Interest rate contracts designated as hedging instruments	$124,659	$127,346	$119,483
Interest rate contracts not designated as hedging instruments	253,310	263,015	334,766
Foreign exchange contracts not designated as hedging instruments	3,793	2,845	1,554
Total contracts	$381,762	$393,206	$455,803

Liability derivatives included in accrued expenses and other liabilities
	June 30,	December 31,	June 30,
(dollar amounts in thousands)	2011	2010	2010
Interest rate contracts designated as hedging instruments	$—	$—	$—
Interest rate contracts not designated as hedging instruments	208,928	233,805	267,397
Foreign exchange contracts not designated as hedging instruments	4,336	3,107	—
Total contracts	$213,264	$236,912	$267,397

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate.  The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$7,185	$2,269	$909	$5,581
Change in fair value of hedged deposits (1)	(7,117)	(1,856)	(1,080)	(5,012)
Change in fair value of interest rate swaps hedging subordinated notes (2)	14,392	12,718	5,237	16,361
Change in fair value of hedged subordinated notes (2)	(14,392)	(12,718)	(5,237)	(16,361)
Change in fair value of interest rate swaps hedging other long-term debt (2)	969	2,035	389	2,553
Change in fair value of hedged other long-term debt (2)	(969)	(2,035)	(389)	(2,553)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense.  Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the six-month periods ended June 30, 2011 and 2010 for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Six Months Ended			Six Months Ended
	June 30,			June 30,
(dollar amounts in thousands)	2011	2010		2011	2010
Interest rate contracts
Loans	$(3,210)	$47,434	Interest and fee income - loans and leases	$7,627	$(73,381)
Investment Securities	468	—	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - subordinated notes and other long-term debt	—	2,216
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	—	(837)
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	13	—
Total	$(2,742)	$47,434		$7,640	$(72,002)

During the next twelve months, Huntington expects to reclassify to earnings $35.0 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month and  six-month periods ended June 30, 2011 and 2010.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010

Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	(350)	(293)	114	574
FHLB Advances	—	—	—	—

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk.  The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at June 30, 2011, December 31, 2010, and June 30, 2010, were $46.4 million, $46.3 million, and $43.5 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $9.8 billion, $9.8 billion, and $9.5 billion at June 30, 2011, December 31, 2010, and June 30, 2010, respectively.  Huntington’s credit risks from interest rate swaps used for trading purposes were $252.8 million, $263.0 million, and $334.8 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs.  These derivatives consist primarily of forward interest rate agreements and forward mortgage securities.  The derivative instruments used are not designated as hedges.  Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.  The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	June 30,	December 31,	June 30,
(dollar amounts in thousands)	2011	2010	2010

Derivative assets:
Interest rate lock agreements	$2,102	$2,817	$8,469
Forward trades and options	580	20,669	109
Total derivative assets	2,682	23,486	8,578
Derivative liabilities:
Interest rate lock agreements	(323)	(1,445)	(79)
Forward trades and options	(2,246)	(883)	(13,682)
Total derivative liabilities	(2,569)	(2,328)	(13,761)
Net derivative asset (liability)	$113	$21,158	$(5,183)

The total notional value of these derivative financial instruments at June 30, 2011, December 31, 2010, and June 30, 2010, was $1.7 billion, $2.6 billion, and $3.1 billion, respectively.  The total notional amount at June 30, 2011, corresponds to trading assets with a fair value of $8.4 million and trading liabilities with a fair value of $0.8 million. Total MSR hedging gains and (losses) for the three-month periods ended June 30, 2011 and 2010, were $13.1 million and $46.3 million, respectively, and $8.8 million and $58.2 million for the six-month periods ended June 30, 2011 and June 30, 2010, respectively.  Included in total MSR hedging gains and losses for the three-month periods ended June 30, 2011 and 2010 were gains and (losses) related to derivative instruments of $12.6 million and $46.1 million, respectively, and $9.0 million and $57.6 million for the six-month periods ended June 30, 2011, and June 30, 2010, respectively.  These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

15.  VIEs

Consolidated VIEs

Consolidated VIEs at June 30, 2011, consisted of the Franklin 2009 Trust and certain loan securitization trusts.  Loan securitizations include automobile loan and lease securitization trusts formed in 2009, 2008, and 2006.  Huntington has determined the trusts are VIEs.  Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The carrying amount and classification of the trusts’ assets and liabilities included in the Unaudited Condensed Consolidated Balance Sheet are as follows:

	June 30, 2011
	Franklin
(dollar amounts in thousands)	2009 Trust	2009 Trust	2008 Trust	2006 Trust	Total
Assets:
Cash	$—	$23,767	$17,097	$62,862	$103,726
Loans and leases	—	400,935	201,795	928,688	1,531,418
Allowance for loan and lease losses	—	—	(1,796)	(8,265)	(10,061)
Net loans and leases	—	400,935	199,999	920,423	1,625,083
Accrued income and other assets	1,588	1,839	839	3,694	7,960
Total assets	$1,588	$426,541	$217,935	$986,979	$1,736,769
Liabilities:
Other long-term debt	$—	$231,017	$67,142	$581,944	$880,103
Accrued interest and other liabilities	1,096	480	131	123	1,830
Total liabilities	$1,096	$231,497	$67,273	$582,067	$881,933

Trust-Preferred Securities

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements.  These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheet as subordinated notes.  The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements.  A list of trust-preferred securities outstanding at June 30, 2011, follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary (2)
Huntington Capital I	0.97	%(3)	$138,816	$6,186
Huntington Capital II	0.87	(4)	55,093	3,093
Huntington Capital III	6.69		114,086	10
BancFirst Ohio Trust Preferred	8.54		23,220	619
Sky Financial Capital Trust I	8.56		64,333	1,856
Sky Financial Capital Trust II	3.22	(5)	30,929	929
Sky Financial Capital Trust III	1.65	(6)	77,320	2,320
Sky Financial Capital Trust IV	1.70	(6)	77,320	2,320
Prospect Trust I	3.53	(7)	6,186	186
Total			$587,303	$17,519

(1) Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2) Huntington’s investment in the unconsolidated trusts represents the only risk of loss.
(3) Variable effective rate at June 30, 2011, based on three month LIBOR + 0.70.
(4) Variable effective rate at June 30, 2011, based on three month LIBOR + 0.625.
(5) Variable effective rate at June 30, 2011, based on three month LIBOR + 2.95.
(6) Variable effective rate at June 30, 2011, based on three month LIBOR + 1.40.
(7) Variable effective rate at June 30, 2011, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate.  Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures.  During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted.  Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts.  The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt.  The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

Low Income Housing Tax Credit Partnerships

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code.  The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act.  The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants.  Generally, these types of investments are funded through a combination of debt and equity.

Huntington does not have the power to direct the activities of these VIEs that most significantly affect their economic performance and is not the primary beneficiary. Huntington uses the equity method to account for the majority of its investments in these entities.  These investments are included in accrued income and other assets.  At June 30, 2011, December 31, 2010, and June 30, 2010, Huntington had commitments of $326.9 million, $316.0 million, and $232.9 million, respectively, of which $279.0 million, $260.1 million, and $222.5 million, respectively, were funded.  The unfunded portion is included in accrued expenses and other liabilities.

16.  COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at June 30, 2011, December 31, 2010, and June 30, 2010, were as follows:

	June 30,	December 31,	June 30,
(dollar amounts in millions)	2011	2010	2010

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$7,003	$5,933	$5,703
Consumer	5,708	5,406	4,936
Commercial real estate	474	546	773
Standby letters of credit	573	607	516

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.5 million, $2.2 million, and $2.1 million at June 30, 2011, December 31, 2010, and June 30, 2010, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses.  At June 30, 2011, Huntington had $0.6 billion of standby letters-of-credit outstanding, of which 79% were collateralized.  Included in this $0.6 billion total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio.  This same grading system is used to monitor credit risk associated with standby letters-of-credit.  Under this grading system as of June 30, 2011, approximately $72.4 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $441.7 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $58.5 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At June 30, 2011, December 31, 2010, and June 30, 2010, Huntington had commitments to sell residential real estate loans of $400.2 million, $998.7 million, and $735.1 million, respectively. These contracts mature in less than one year.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city and foreign jurisdictions.  Federal income tax audits have been completed through 2007.  Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

The IRS and the Commonwealth of Kentucky have proposed adjustments to the Company’s previously filed tax returns.  Management believes the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them.  It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs.  However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes.  At June 30, 2011, Huntington had gross unrecognized tax benefits of $12.5 million in income tax liability related to tax positions.  Total interest accrued on the unrecognized tax benefits amounted to $2.1 million as of June 30, 2011.  Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Unaudited Condensed Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes.  Huntington does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business.  When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available.  For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss.  Once established, the accrual is adjusted as appropriate to reflect any relevant developments.  For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable.  Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $160.0 million at June 30, 2011. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material adverse effect on the Company's consolidated financial position as a whole.  However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2010 Form 10-K for events occurring during the first six-month period of 2011:

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Teleservices, against Cyberco and the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank has requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it.  A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied.  Pre-motion conferences have not yet been scheduled.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of $9.7 million. Since January 2008, the case has not progressed due, principally, to the adversary proceeding in the Teleservices bankruptcy case.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter.  Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $9.7 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from November 17, 2003, through April 30, 2004.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

17.  PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	June 30,	December 31,	June 30,
(dollar amounts in thousands)	2011	2010	2010
Assets
Cash and cash equivalents (1)	$644,183	$615,167	$933,546
Due from The Huntington National Bank	954,565	954,565	954,565
Due from non-bank subsidiaries	223,408	225,560	254,352
Investment in The Huntington National Bank	3,846,588	3,515,597	3,304,908
Investment in non-bank subsidiaries	791,230	790,248	810,228
Accrued interest receivable and other assets	114,076	110,181	164,589
Total assets	$6,574,050	$6,211,318	$6,422,188

Liabilities and Shareholders' Equity
Short-term borrowings	$—	$100	$687
Long-term borrowings	932,434	937,434	637,434
Dividends payable, accrued expenses, and other liabilities	388,973	293,242	345,631
Total liabilities	1,321,407	1,230,776	983,752
Shareholders' equity (2)	5,252,643	4,980,542	5,438,436
Total liabilities and shareholders' equity	$6,574,050	$6,211,318	$6,422,188
(1) Includes restricted cash of $125,000.
(2) See Huntington’s Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended		Six Months Ended
Statements of Income	June 30,		June 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	25,000	—	31,000	18,000
Interest from
The Huntington National Bank	20,211	20,724	40,396	41,740
Non-bank subsidiaries	2,259	2,986	4,955	6,449
Other	439	379	1,040	2,076
Total income	47,909	24,089	77,391	68,265

Expense
Personnel costs	9,575	11,981	14,330	13,018
Interest on borrowings	8,728	5,734	17,422	11,275
Other	10,465	13,212	20,030	25,905
Total expense	28,768	30,927	51,782	50,198

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	19,141	(6,838)	25,609	18,067
Income taxes	(3,051)	(105)	(1,015)	15,744
Income (loss) before equity in undistributed net income of subsidiaries	22,192	(6,733)	26,624	2,323
Increase (decrease) in undistributed net income of:
The Huntington National Bank	140,784	60,891	258,900	101,058
Non-bank subsidiaries	(17,058)	(5,394)	(13,160)	(14,880)
Net income	$145,918	$48,764	$272,364	$88,501

	Six Months Ended
Statements of Cash Flows	June 30,
(dollar amounts in thousands)	2011	2010

Operating activities
Net income	$272,364	$88,501
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(284,538)	(104,178)
Depreciation and amortization	369	510
Other, net	87,922	(87,960)
Net cash provided by (used for) operating activities	76,117	(103,127)

Investing activities
Repayments from subsidiaries	63,198	31,572
Advances to subsidiaries	(23,535)	(307,051)
Net cash provided by (used for) investing activities	39,663	(275,479)

Financing activities
Payment of borrowings	(5,000)	(604)
Dividends paid on preferred stock	(15,407)	(50,358)
Dividends paid on common stock	(17,244)	(14,247)
Redemption of Warrant to the Treasury	(49,100)	—
Other, net	(13)	822
Net cash provided by (used for) financing activities	(86,764)	(64,387)
Change in cash and cash equivalents	29,016	(442,993)
Cash and cash equivalents at beginning of period	615,167	1,376,539
Cash and cash equivalents at end of period	$644,183	$933,546

Supplemental disclosure:
Interest paid	$17,422	$11,275

18.  SEGMENT REPORTING

During the 2010 fourth quarter, Huntington reorganized our business segments to better align certain business unit reporting with segment executives to accelerate cross-sell results and provide greater focus on the execution of strategic plans.  We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending.  A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.  All periods have been reclassified to conform to the current period classification.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments.  The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services including but not limited to loans, deposits, investment, and treasury management services to our consumer and small business customers. Huntington serves customers primarily through our traditional banking network of over 600 branches as well as our convenience branches located in grocery stores and retirement centers in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky.  In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, 24-hour telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses.  Huntington continues to develop products and services that are designed specifically to meet the needs of small business.  Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs. As of March 31, 2011, the SBA reported Huntington ranked first in our footprint and third in the nation in the number of SBA loans originated for the first six months of the SBA fiscal year.

Regional and Commercial Banking: This segment provides a variety of banking products and services to customers within our primary banking markets that generally have larger credit exposures and sales revenues compared with our Retail and Business Banking customers.  Huntington products in this segment include commercial loans, international trade, treasury management, leasing, capital market services including interest rate risk protection products, and mezzanine investment capabilities.  Regional and Commercial Banking also focuses on financial solutions for corporate and institutional customers including investment banking, sales and trading of securities, and retirement plan services.  The Regional and Commercial Banking team has significantly expanded its equipment leasing capabilities, as well as focused on serving the commercial banking needs of key verticals including not-for-profit organizations, healthcare entities, and large corporations.  Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy.  This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community.  This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution.  These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint.  A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance.  With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share.  The increase in originations during the current period reflected the strategic decision to enter three new markets: business aircraft finance, rail industry finance, and lender finance.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments.  Our products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners.  Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to actively deepen relationships while building a strong reputation. Huntington has a dominant market share position within our Midwest footprint as evidenced by a #1 share in two of our core states: Ohio and Kentucky (AutoCount 2010). The Automotive team serves customers within our footprint and we have recently expanded into the New England area.

The Commercial Real Estate team serves professional real estate developers, and REITs.  Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington Wealth Advisors delivers a comprehensive solution through a unified sales team providing private banking, investment, insurance, and trust services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners.  A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds.  Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services.  Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions, and the national settlements business focuses on providing banking solutions to the litigation settlement market.

Listed below is certain operating basis financial information reconciled to Huntington’s June 30, 2011, December 31, 2010, and June 30, 2010, reported results by business segment:

	Three Months Ended June 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2011
Net interest income	$237,208	60,029	89,281	47,030	(30,211)	$403,337
Provision for credit losses	34,664	1,458	(14,855)	14,530	—	35,797
Noninterest income	106,414	31,389	16,146	66,841	34,977	255,767
Noninterest expense	236,638	48,241	42,177	86,807	14,546	428,409
Income taxes	25,312	14,602	27,337	4,387	(22,658)	48,980
Operating/reported net income (loss)	$47,008	$27,117	$50,768	$8,147	$12,878	$145,918

2010
Net interest income	$214,266	$50,885	84,170	38,958	11,377	$399,656
Provision for credit losses	23,030	12,669	47,669	30,028	80,010	193,406
Noninterest income	103,899	28,274	20,156	87,190	30,124	269,643
Noninterest expense	223,653	39,192	35,023	89,378	26,564	413,810
Income taxes	25,019	9,554	7,572	2,360	(31,186)	13,319
Operating/reported net income (loss)	$46,463	$17,744	$14,062	$4,382	$(33,887)	$48,764

	Six Months Ended June 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2011
Net interest income	$473,053	117,467	177,130	95,930	(55,913)	$807,667
Provision for credit losses	58,358	7,427	(10,071)	29,468	—	85,182
Noninterest income	200,842	60,627	29,525	133,592	68,126	492,712
Noninterest expense	458,775	91,922	85,304	172,985	50,122	859,108
Income taxes	54,867	27,561	45,997	9,474	(54,174)	83,725
Operating/reported net income (loss)	$101,895	$51,184	$85,425	$17,595	$16,265	$272,364

2010
Net interest income	$417,671	101,716	161,214	$76,885	$36,063	$793,549
Provision for credit losses	91,004	53,876	165,308	26,717	91,509	428,414
Noninterest income	198,544	53,667	37,256	157,401	63,627	510,495
Noninterest expense	438,430	74,746	74,048	173,253	51,426	811,903
Income taxes	30,374	9,366	(14,310)	12,011	(62,215)	(24,774)
Operating/reported net income (loss)	$56,407	$17,395	$(26,576)	$22,305	$18,970	$88,501

	Assets at			Deposits at
	June 30,	December 31,	June 30,	June 30,	December 31,	June 30,
(dollar amounts in millions)	2011	2010	2010	2011	2010	2010

Retail & Business Banking	$13,456	$13,088	$13,169	$28,325	$29,298	$28,467
Regional & Commercial Banking	9,223	8,720	8,137	3,539	3,538	2,850
AFCRE	13,296	13,233	12,834	819	753	761
WGH	6,748	6,971	6,299	7,708	7,449	6,784
Treasury / Other	10,327	11,808	11,332	1,011	816	987
Total	$53,050	$53,820	$51,771	$41,402	$41,854	$39,849